September 7, 2011

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Jammin Java Corp.
Commission File Number 000-52161

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of Jammin Java Corp. to be filed with the Securities and Exchange Commission on or about September 7, 2011, and are in agreement with the statements contained under Item 4.01 as they relate to our firm. We have no basis to agree or disagree with the other statements of the registrant contained therein.

KBL, LLP

KBL, LLP
New York, NY

110 Wall Street, 11th Floor, New York, NY 10005	212.785-9700